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                             WONDERWARE CORPORATION

      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


                                                Three months ended Sept. 30,       Nine months ended Sept. 30,
                                              ---------------------------------  ---------------------------------
                                                   1997             1996              1997             1996
                                              ---------------- ----------------  ---------------- ----------------

Weighted average common shares
    outstanding during period                    14,143,643       13,690,198        14,048,066       13,589,024

Exercise of outstanding stock options
(including  "cheap stock" options), less
    shares assumed repurchased                                                         420,734
                                              ---------------- ----------------  ---------------- ----------------

Weighted average common and common
    equivalent shares                            14,143,643       13,690,198        14,468,800       13,589,024
                                              ================ ================  ================ ================

Net income (loss)                              $    (67,535)    $ (1,990,140)     $    939,552     $ (1,725,592)


Net income (loss) per share                    $       0.00     $      (0.15)     $       0.06     $      (0.13)

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